Exhibit 99.2

United                                                                        News Release

Worldwide Communications:

Media Relations Office: 847.700.5538

Evenings/Weekends: 847.700.4088

UAL REPORTS MAY MONTHLY OPERATING RESULTS

Meets Fourth DIP Covenant
Reports Positive Cash Flow and EBITDAR in May
CHICAGO, June 27, 2003 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its May Monthly Operating Report (MOR) with the United States Bankruptcy Court, and said that it met the requirements of its debtor-in-possession (DIP) financing for the fourth straight month. As part of its DIP financing agreements, United's lenders required the company to achieve a cumulative EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent) loss of no more than $738 million between December 1, 2002 and May 31, 2003.

The company reported a loss from operations of $155 million in May. The company also reported non-operating income of $219 million, which included $300 million that the company received from the U.S. government under the terms of the Emergency Wartime Supplemental Appropriations Act in recompense for costs due to the war in Iraq. These items resulted in net earnings of $64 million.

UAL again improved its cash position for the month and reported an increase in cash of approximately $456 million for May, ending the month with a cash balance of approximately $2.2 billion, which included $659 million in restricted cash (filing entities only). UAL began May with a cash balance of approximately $1.7 billion, which included $651 million in restricted cash (filing entities only). Excluding the government assistance and approximately $45 million received from large one-time asset sales, the company's cash balance increased approximately $111 million for the month or $3.5 million per day.

United's Executive Vice President and Chief Financial Officer Jake Brace said, "United is continuing to produce very good results in our efforts to reduce operating costs across the board. In May, our new collective bargaining agreements (CBAs) went into effect, substantially reducing salaries and labor-related costs. Combining the benefits of these new CBAs and the company's expected 15% reduction year-over-year in capacity in the quarter, the company is on track to reduce labor costs for the second quarter year-over-year by $500 million or more. There is still much work to be done and we are now focusing on finalizing a business plan and beginning the exit financing process."

Brace continued, "United met its cumulative EBITDAR goal for the fourth time. In addition, we are pleased to report that our EBITDAR for the month of May itself was positive for the first time since filing for Chapter 11, even excluding the $300 million in government assistance that we received in May. The company is confident that it will also meet the cumulative EBITDAR requirements for June. On the revenue side, we continue to face a difficult economic environment, but we are seeing positive signs for our business."

United's Executive Vice President - Customer, John P. Tague said, "Improving revenue is our foremost priority as we move to leverage the cost effectiveness that United is building into its business model. This includes customer-focused service improvements and carefully targeted marketing programs. For example, this month United became the first major U.S. carrier to announce the introduction of in-flight passenger e-mail access in our domestic market. We also introduced the 'Fly Three, Fly Free' advertising and marketing campaign that has resulted in a number of registered participants that has far exceeded our expectations. We are encouraged by the steady demand against rising yields that we are currently experiencing."

United continued its strong operational performance. The company recorded its best May performance ever, including a departure completion rate of 99.7%, on-time departures of 77% and arrivals within 14 minutes of schedule of 86%.

United operates more than 1,700 flights a day on a route network that spans the globe. News releases and other information about United may be found at the company's website at www.united.com.

Safe Harbor Statement. Certain information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect UAL Corporation's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of UAL Corporation and its subsidiaries (collectively, the "company") that may cause the actual results of the company to differ materially from any future results expressed or implied in such forward-looking statements. Such factors include, but are not limited to, the following: the company's ability to continue as a going concern; the company's ability to operate pursuant to the terms of its debtor-in-possession facility; the company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the company's ability to achieve necessary reductions in labor costs; the company's ability to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the company's liquidity or results of operations; the cost and availability of financing; the company's ability to execute its business plan; the company's ability to attract, motivate and/or retain key employees; the company's ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions; the effects of the war in Iraq and any other hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the cost and availability of aircraft insurance; the cost of aviation fuel; the cost associated with existing or future security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; consumer perceptions of the company's products; weather conditions; and other risks and uncertainties set forth from time to time in UAL Corporation's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

####